Exhibit 99.1

Telephone and Data Systems, Inc.

Introduction to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

On May 24, 2024, Telephone and Data Systems, Inc. ("TDS") and United States Cellular Corporation ("USCC") entered into an agreement (the "Agreement") to sell USCC's wireless operations and select spectrum assets (the "Wireless Operations") to T-Mobile US, Inc. ("T-Mobile") for $4,400 million payable in a combination of cash and the assumption of up to approximately $2 billion in debt, subject to certain adjustments (the "Purchase Price"). The transaction closed on August 1, 2025 (the "Closing") and United States Cellular Corporation was renamed to Array Digital Infrastructure, Inc. ("Array"). Array is used throughout these unaudited pro forma condensed consolidated financial statements even when referring to historical periods. As of March 31, 2025, Array is an 83%-owned subsidiary of TDS.

The Agreement includes $400 million related to the transfer of certain spectrum licenses owned by King Street Wireless, L.P. ("King Street") and Advantage Spectrum, L.P. ("Advantage Spectrum") (collectively referred to as the "Designated Entities"), both of which are partnership entities consolidated into the financial statements of Array. The transfer of such licenses owned by the Designated Entities was contingent upon Array completing the buyouts of the third-party partnership interests (the "Designated Entities Buyouts"), which occurred prior to the Closing.

The Purchase Price was subject to various potential adjustments, including (i) $100 million of the Purchase Price that was contingent on the satisfaction of certain financial and operational metrics, (ii) the amount of cash and cash equivalents of the Wireless Operations at Closing, (iii) the Indebtedness (as defined in the Agreement) of the Wireless Operations at Closing, (iv) the net working capital (other than accounts receivable) of the Wireless Operations at Closing as compared to the working capital target included in the Agreement, (v) any unpaid transaction expenses of the Wireless Operations at Closing, (vi) the amount by which the capital expenditures of the Wireless Operations are less than 14% of the service revenues of the Wireless Operations in the period between January 1, 2024 and Closing, (vii) the amount of accounts receivable of the Wireless Operations at Closing as compared to the accounts receivable target included in the Agreement and (viii) certain tax-related adjustments.

The unaudited pro forma condensed consolidated financial statements include adjustments for the following separate transactions:

•	The Agreement provided that T-Mobile conduct an exchange offer pursuant to which holders of Array Senior Notes were offered the opportunity to exchange their Array debt for T-Mobile debt. The Purchase Price was further reduced by the amount of any debt so exchanged. The aggregate amount of Array debt that was subject to such exchange offer had a principal amount of $2,044 million. The amount of debt exchanged for purposes of the unaudited pro forma condensed consolidated financial statements was estimated to be $1,664 million, which represents the preliminary results of the exchange as of July 1, 2025.

•	Following the close of the transaction, Array was required to repay certain bank debt. The amount of debt repaid for purposes of the unaudited pro forma condensed consolidated financial statements was $870 million as of March 31, 2025.

•	As a result of the transaction, the Array Board of Directors declared a special dividend on August 1, 2025 of $23.00 per Common and Series A share to Array shareholders. The dividend will be paid on August 19, 2025. For purposes of the unaudited pro forma condensed consolidated financial statements, the dividend is presumed to have occurred as of March 31, 2025 and estimated to be $2,000 million.

•	Following receipt of proceeds from the Array special dividend, TDS will be required to repay certain TDS bank debt. The amount of debt repaid for purposes of the unaudited pro forma condensed consolidated financial statements was $1,083 million as of March 31, 2025.

The unaudited pro forma condensed consolidated financial statements are based on TDS' historical consolidated financial statements, adjusted to give effect to the sale of the Wireless Operations and the transactions described above. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical unaudited consolidated financial statements as of and for the three months ended March 31, 2025, which are included in TDS' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as well as the historical audited consolidated financial statements as of and for the years ended December 31, 2024, 2023, and 2022, which are included in TDS' Annual Report on Form 10-K for the year ended December 31, 2024.

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X and are presented for informational purposes only and may not be useful in predicting the future financial condition and results of operations of TDS. The actual financial condition and results of operations may differ materially from the information presented. The significant assumptions are included in the Notes to Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments for the following separate transactions:

•	Spectrum license transactions, which did not meet the criteria to be classified as held for sale as of the closing of the T-Mobile transaction. On October 17, 2024, USCC, and certain subsidiaries of USCC, entered into a License Purchase Agreement with Verizon Communications Inc. (Verizon) to sell certain AWS, Cellular and PCS wireless spectrum licenses and agreed to grant Verizon certain rights to lease such licenses prior to the transaction close for total proceeds of $1,000 million. The transaction is subject to regulatory approval and other customary closing conditions and the termination of the T-Mobile Short-Term Spectrum Manager Lease Agreement. On November 6, 2024, USCC, and certain subsidiaries of USCC, entered into a License Purchase Agreement with New Cingular Wireless PCS, LLC (AT&T), a subsidiary of AT&T Inc. to sell certain 3.45 GHz and 700 MHz wireless spectrum licenses and agreed to grant AT&T certain rights to lease and sub-lease such licenses prior to the transaction close for total proceeds of $1,018 million, subject to certain purchase price adjustments. The transaction is subject to regulatory approval and other customary closing conditions.

•	Concurrent with the execution of the Agreement, a Put/Call Agreement was executed whereby Array has the right to require the Buyer to purchase certain spectrum licenses and the Buyer has the right to require Array to sell the same spectrum licenses to the Buyer for an agreed upon price of approximately $106 million. The Put/Call Agreement has a term of one year from the Transaction close date. The net book value of such spectrum licenses is $106 million. This option is subject to future contingencies, and therefore, these spectrum licenses are not included in the pro forma adjustments and remain in Array's spectrum license balance after effecting the balance for pro forma adjustments.

•	Following the close of the transaction, Array expects to borrow funds under existing credit facilities based on its leverage needs for the remaining business. Such borrowings are not yet determined and therefore, have not been recorded in the unaudited pro forma condensed consolidated financial statements.

•	There are other transactions with T-Mobile under separate agreements and contingent on certain events occurring. Such transactions include certain wireless service companies in Iowa that are not consolidated into the Array financial statements but are accounted for as equity method investments who sold specific wireless assets and wireless customers to T-Mobile. There are no pro forma adjustments related to these transactions.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2025

(Unaudited)

(Dollars and shares in millions, except per share amounts)	As Reported (1)	Disposal of Wireless Operations (2)	Transaction Adjustments		Pro Forma
Operating revenues
Service	$997	$(714)	$18	(3)	$301
Equipment sales	157	(150)	—		7
Total operating revenues	1,154	(864)	18		308

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	276	(160)	—		116
Cost of equipment sold	182	(178)	—		4
Selling, general and administrative	425	(312)	—	(4)	113
Depreciation, amortization and accretion	234	(150)	—		84
(Gain) loss on asset disposals, net	4	(2)	—		2
(Gain) loss on sale of business and other exit costs, net	(1)	—	—		(1)
(Gain) loss on license sales and exchanges, net	(1)	—	—		(1)
Total operating expenses	1,119	(802)	—		317

Operating income (loss)	35	(62)	18		(9)

Other income (expense)
Equity in earnings of unconsolidated entities	37	—	—		37
Interest and dividend income	6	—	—		6
Interest expense	(61)	36	18	(5)	(7)
Other, net	3	—	—		3
Total other income (expense)	(15)	36	18		39

Income before income taxes	20	(26)	36		30
Income tax expense	8	(14)	9	(6)	3

Net income from continuing operations	12	(12)	27		27
Less: Net income from continuing operations attributable to noncontrolling interests, net of tax	5	(3)	2	(7),(8)	4
Net income from continuing operations attributable to TDS shareholders	7	(9)	25		23
TDS Preferred Share dividends	17	—	—		17
Net income (loss) from continuing operations attributable to TDS common shareholders	$(10)	$(9)	$25		$6

Basic weighted average shares outstanding	115				115
Basic earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.09)				$0.05

Diluted weighted average shares outstanding	115				119
Diluted earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.09)				$0.04

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2024

(Unaudited)

(Dollars and shares in millions, except per share amounts)	As Reported (1)	Disposal of Wireless Operations (2)	Transaction Adjustments		Pro Forma
Operating revenues
Service	$4,110	$(2,884)	$73	(3)	$1,299
Equipment sales	854	(783)	—		71
Total operating revenues	4,964	(3,667)	73		1,370

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	1,174	(651)	—		523
Cost of equipment sold	961	(906)	—		55
Selling, general and administrative	1,721	(1,250)	—	(4)	471
Depreciation, amortization and accretion	943	(616)	—		327
Loss on impairment of intangible assets	137	—	—		137
(Gain) loss on asset disposals, net	30	(17)	—		13
(Gain) loss on sale of business and other exit costs, net	(68)	—	—		(68)
(Gain) loss on license sales and exchanges, net	3	—	—		3
Total operating expenses	4,901	(3,440)	—		1,461

Operating income (loss)	63	(227)	73		(91)

Other income (expense)
Equity in earnings of unconsolidated entities	164	—	—		164
Interest and dividend income	27	—	—		27
Interest expense	(279)	172	66	(5)	(41)
Other, net	5	—	166	(9),(10)	171
Total other income (expense)	(83)	172	232		321

Income (loss) before income taxes	(20)	(55)	305		230
Income tax expense	6	(22)	22	(6)	6

Net income (loss) from continuing operations	(26)	(33)	283		224
Less: Net income from continuing operations attributable to noncontrolling interests, net of tax	2	(8)	35	(7),(8)	29
Net income (loss) from continuing operations attributable to TDS shareholders	(28)	(25)	248		195
TDS Preferred Share dividends	69	—	—		69
Net income (loss) from continuing operations attributable to TDS common shareholders	$(97)	$(25)	$248		$126

Basic weighted average shares outstanding	114				114
Basic earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.85)				$1.11

Diluted weighted average shares outstanding	114				118
Diluted earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.85)				$1.03

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2023

(Unaudited)

(Dollars and shares in millions, except per share amounts)	As Reported (1)	Disposal of Wireless Operations (2)		Pro Forma
Operating revenues
Service	$4,169	$(2,943)		$1,226
Equipment sales	991	(862)		129
Total operating revenues	5,160	(3,805)		1,355

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	1,240	(672)		568
Cost of equipment sold	1,094	(988)		106
Selling, general and administrative	1,753	(1,269)	(4)	484
Depreciation, amortization and accretion	915	(605)		310
Loss on impairment of intangible assets	547	—		547
(Gain) loss on asset disposals, net	27	(22)		5
(Gain) loss on license sales and exchanges, net	(2)	—		(2)
Total operating expenses	5,574	(3,556)		2,018

Operating income (loss)	(414)	(249)		(663)

Other income (expense)
Equity in earnings of unconsolidated entities	159	—		159
Interest and dividend income	20	—		20
Interest expense	(244)	182	(5)	(62)
Other, net	2	—		2
Total other income (expense)	(63)	182		119

Income (loss) before income taxes	(477)	(67)		(544)
Income tax (benefit) expense	10	(21)	(6)	(11)

Net income (loss) from continuing operations	(487)	(46)		(533)
Less: Net income from continuing operations attributable to noncontrolling interests, net of tax	13	(11)		2
Net income (loss) from continuing operations attributable to TDS shareholders	(500)	(35)		(535)
TDS Preferred Share dividends	69	—		69
Net income (loss) from continuing operations attributable to TDS common shareholders	$(569)	$(35)		$(604)

Basic weighted average shares outstanding	113			113
Basic earnings (loss) per share from continuing operations attributable to TDS shareholders	$(5.05)			$(5.34)

Diluted weighted average shares outstanding	113			113
Diluted earnings (loss) per share from continuing operations attributable to TDS shareholders	$(5.06)			$(5.34)

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2022

(Unaudited)

(Dollars and shares in millions, except per share amounts)	As Reported (1)	Disposal of Wireless Operations (2)		Pro Forma
Operating revenues
Service	$4,240	$(3,032)		$1,208
Equipment sales	1,173	(1,044)		129
Total operating revenues	5,413	(4,076)		1,337

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	1,245	(694)		551
Cost of equipment sold	1,320	(1,216)		104
Selling, general and administrative	1,768	(1,326)	(4)	442
Depreciation, amortization and accretion	929	(655)		274
Loss on impairment of intangible assets	3	(3)		—
(Gain) loss on asset disposals, net	27	(19)		8
(Gain) loss on sale of business and other exit costs, net	(1)	1		—
Total operating expenses	5,291	(3,912)		1,379

Operating income (loss)	122	(164)		(42)

Other income (expense)
Equity in earnings of unconsolidated entities	159	—		159
Interest and dividend income	17	—		17
Interest expense	(174)	143	(5)	(31)
Other, net	1	—		1
Total other income (expense)	3	143		146

Income (loss) before income taxes	125	(21)		104
Income tax (benefit) expense	53	(11)	(6)	42

Net income (loss) from continuing operations	72	(10)		62
Less: Net income from continuing operations attributable to noncontrolling interests, net of tax	10	(2)		8
Net income (loss) from continuing operations attributable to TDS shareholders	62	(8)		54
TDS Preferred Share dividends	69	—		69
Net income (loss) from continuing operations attributable to TDS common shareholders	$(7)	$(8)		$(15)

Basic weighted average shares outstanding	114			114
Basic earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.07)			$(0.13)

Diluted weighted average shares outstanding	114			114
Diluted earnings (loss) per share from continuing operations attributable to TDS shareholders	$(0.07)			$(0.13)

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Balance Sheet — Assets

March 31, 2025

(Unaudited)

(Dollars in millions)	As Reported (1)	Disposal of Wireless Operations (2)	Transaction Adjustments		Other Pro Forma Adjustments		Pro Forma
Current assets
Cash and cash equivalents	$348	$—	$543	(11)	$(334	) (12)	$557
Accounts receivable, net	1,004	(912)	—		—		92
Inventory, net	182	(178)	—		—		4
Prepaid expenses	98	(57)	—		—		41
Income taxes receivable	3	—	—		—		3
Other current assets	38	(4)	—		—		34
Total current assets	1,673	(1,151)	543		(334)		731

Assets held for sale	14	—	—		—		14

Licenses	4,590	(1,298)	—	(13)	—		3,292

Other intangible assets	154	—	—		—		154

Investments in unconsolidated entities	527	—	—		—		527

Property, plant and equipment, net	4,871	(2,018)	—		—		2,853

Operating lease right-of-use assets	978	(454)	(6	) (14)	—		518

Other assets and deferred charges	729	(590)	(9	) (7)	—		130

Total assets	$13,536	$(5,511)	$528		$(334)		$8,219

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Pro Forma Condensed Consolidated Balance Sheet — Liabilities and Equity

March 31, 2025

(Unaudited)

(Dollars and shares in millions, except per share amounts)	As Reported (1)	Disposal of Wireless Operations (2)	Transaction Adjustments		Other Pro Forma Adjustments		Pro Forma
Current liabilities
Current portion of long-term debt	$35	$—	$(34)	(15)	$—		$1
Accounts payable	247	(175)	—		—		72
Customer deposits and deferred revenues	276	(229)	150	(9)	—		197
Accrued interest	25	—	—		—		25
Accrued taxes	41	(1)	193	(16)	—		233
Accrued compensation	62	(3)	(20)	(17)	—		39
Short-term operating lease liabilities	151	(124)	—		—		27
Other current liabilities	123	(93)	—		—		30
Total current liabilities	960	(625)	289		—		624

Liabilities held for sale	5	—	—		—		5

Deferred liabilities and credits
Deferred income tax liability, net	987	—	(268)	(18)	—		719
Long-term operating lease liabilities	867	(321)	—		—		546
Other deferred liabilities and credits	807	(344)	66	(19)	—		529

Long-term debt, net	4,042	(1,621)	(1,899)	(15)	—		522

Noncontrolling interests with redemption features	16	—	(16)	(7)	—		—

Equity
Shareholders' equity	5,078	(2,600)	2,389	(20)	—		4,867
Noncontrolling interests	774	—	(33)	(21)	(334	) (12)	407

Total equity	5,852	(2,600)	2,356		(334)		5,274

Total liabilities and equity	$13,536	$(5,511)	$528		$(334)		$8,219

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1 Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the sale of the Wireless Operations to T-Mobile (the "Buyer") (the "Transaction"), pursuant to the terms of the Agreement. The unaudited pro forma condensed consolidated financial statements have been derived from historical financial statements of TDS. As of March 31, 2025, Array is an 83%-owned subsidiary of TDS.

TDS will present the Wireless Operations as discontinued operations starting in the third quarter of 2025, when the accounting criteria were met.

The unaudited pro forma condensed consolidated financial statements are based on TDS' historical consolidated financial statements, adjusted to give effect to the sale of the Wireless Operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical unaudited consolidated financial statements as of and for the three months ended March 31, 2025, which are included in TDS' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as well as the historical audited consolidated financial statements as of and for the years ended December 31, 2024, 2023, and 2022, which are included in TDS' Annual Report on Form 10-K for the year ended December 31, 2024.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025 has been prepared assuming the Transaction occurred as of that date. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2025 and years ended December 31, 2024, 2023 and 2022 reflect TDS' results as if the Transaction had occurred as of January 1, 2022 in that they reflect the reclassification of the Wireless Operations as discontinued operations. The adjustments in the Transaction Adjustments column in the unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2025 and the year ended December 31, 2024 give effect to related transactions as if they had occurred as of January 1, 2024.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with SEC Regulation S-X Article 11 and represent management's best estimates based upon available information. Actual results could differ materially from these estimates. It is expected that additional exit and disposal costs, not reflected in these unaudited pro forma condensed consolidated financial statements, will be recorded as identified and incurred.

Note 2 Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements reflect the following notes and adjustments:

(1)	Reflects the unaudited Consolidated Statement of Operations for the three months ended March 31, 2025 and the Consolidated Balance Sheet as of March 31, 2025, reported in the TDS Form 10-Q filed on May 2, 2025 and the audited Consolidated Statement of Operations for the years ended December 31, 2024, 2023 and 2022, reported in the TDS Form 10-K filed on February 21, 2025.

(2)	Reflects the historical financial results directly attributable to the Wireless Operations.

(3)	Reflects revenue from the Master License Agreement (the "MLA") entered into with Buyer in conjunction with the Agreement, which provides for the Buyer to lease a minimum number of towers over 15 years at a fixed rate, subject to escalator, per tower as specified in the terms of the Agreement. The MLA also extends the term of the leases for existing Array towers leased by the Buyer for 15 years following the Transaction close date. The incremental straight-line revenue from these leases is included in the unaudited pro forma condensed consolidated financial statements for the three months ended March 31, 2025 and the year ended December 31, 2024. The Array towers leased by the Buyer are not included in the disposal of the Wireless Operations; therefore, pro forma adjustments are only included for the most recent annual and interim periods.

The MLA also provides terms and conditions for the Buyer to enter into leases for additional towers during a 30-month period from the Transaction close date. The leases may be terminated by the Buyer at any time with 30 days written notice. The duration of each lease is not known; therefore, there is no pro forma adjustment included to recognize potential revenue related to these leases.

The MLA includes other fees, charges, and revenue share amounts that are contingent on the locations and space utilized; these are not known as they are at the Buyer's discretion, and therefore, there are no pro forma adjustments to include estimated incremental revenue for these items.

(4)	The As Reported financial statements include certain expenses incurred by TDS that are either specifically identified to Array or are common expenses that are allocated to Array. Such costs do not transfer to the Buyer and are reflected in the remaining entity in the unaudited pro forma condensed consolidated financial statements. TDS expects that these costs will be reduced in future periods commensurate with the size of the remaining operations of Array, net of additional support that may be provided by TDS, but has not quantified nor estimated such impacts for purposes of the unaudited pro forma condensed consolidated financial statements.

(5)	Reflects the estimated reduction of Array interest expense due to the repayment of certain Array debt with the Transaction proceeds, which is required under the terms and conditions of such agreements, and the extinguishment of the Array debt included in the exchange offer with T-Mobile. The estimated reduction of Array interest expense is included in the disposed operations for all periods presented. In addition, TDS is required to repay certain TDS bank debt following receipt of proceeds from the Array special dividend. The reduction of TDS interest expense is reflected as a transaction adjustment in the most recent annual and interim periods. The amount for the year ended December 31, 2024 includes additional interest expense of $18 million for the one-time write-offs of unamortized debt issuance costs related to the debt repayments.

(6)	Reflects adjustments to Income tax expense related to the estimated impacts of the Transaction and, where applicable, pro forma adjustments. The remaining income tax expense after such adjustments differs from the normal statutory federal income tax rate due primarily to the impacts of state taxes and valuation allowance adjustments.

The pro forma adjustment for the year ended December 31, 2024 includes an income tax benefit of approximately $51 million related to the release of valuation allowance on disallowed interest expense carryforwards of Advantage Spectrum, L.P. due to the Designated Entities Buyouts, which occurred prior to the close of the Transaction. This one-time tax benefit is not specific to the disposed operations; therefore, this pro forma adjustment is only included for the most recent annual period.

On July 4, 2025, H.R 1 - the One big beautiful bill Act ("OBBBA") was enacted into law. The OBBBA makes several impactful changes, including 100% bonus depreciation for qualifying assets, domestic research cost expensing, and increasing the business interest expense limitation threshold. As each of the financial statement periods occurred prior to this enactment, the effects of the OBBBA are not included in the unaudited pro forma condensed financial statements.

(7)	The unaudited pro forma condensed consolidated financial statements reflect the Designated Entities Buyouts, which required Array to make payments of $7 million prior to the close of the Transaction. The Designated Entities Buyouts eliminate the balance in Noncontrolling interests with redemption features, utilize $9 million of prepaid deposits included in Other assets and deferred charges, and eliminate the Net income attributable to noncontrolling interests, net of tax for King Street and Advantage Spectrum. The Designated Entities Buyouts are not specific to the disposed operations; therefore, pro forma adjustments are only included for the most recent annual and interim periods.

(8)	Reflects the impact of the Array noncontrolling public shareholders portion of the net income from continuing operations from the pro forma transaction adjustments.

(9)	In conjunction with the Agreement, at the Transaction close date, Array and the Buyer entered into a 12-month Spectrum Manager Lease Agreement (the "Spectrum Lease Agreement") relating to Array spectrum that was not transferred to the Buyer at closing. The unaudited Pro Forma Condensed Consolidated Statement of Operations includes incremental income related to the use of this spectrum of $150 million for the year ended December 31, 2024 and deferred revenue on the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025. The leased spectrum is not included in the disposed operations and the lease term is one year; therefore, a pro forma adjustment is only included for the most recent annual period. Since no value was assigned to this usage in the Spectrum Lease Agreement, an allocation of a portion of the Transaction purchase price was estimated based on spectrum lease market rate assumptions and other factors.

(10)	Reflects the estimated impact of the transition services agreement ("TSA") for services to be rendered primarily by TDS to the Buyer. The TSA provides for services to be exited during the initial one year term. It also provides for optional six-month extensions. The adjustment reflects one year of estimated fixed fees (i.e., income), which are fully allocated to Array. Variable fees above the fixed fees are not yet known or reflected in the unaudited pro forma condensed consolidated financial statements.

(11)	The following table summarizes the estimated transaction adjustments to Cash and cash equivalents:

March 31, 2025
(Dollars in millions)
Purchase price	$4,400
Net working capital adjustment(a)	87
Debt required to be repaid with Transaction proceeds(b)	(1,953)
Array Senior Notes exchanged for Buyer debt(b)	(1,664)
Closing transaction fees(c)	(102)
Proceeds contingent on the satisfaction of certain financial and operational metrics(d)	(89)
Severance paid to Array associates(e)	(51)
Tax payments for accelerated stock-based compensation awards(f)	(44)
Associate-related liabilities paid by Array(g)	(20)
Closing Indebtedness(h)	(14)
Remaining payments made for Designated Entities Buyouts(i)	(7)
Pro forma adjustment to Cash and cash equivalents	$543

(a)	Represents the estimated excess net working capital, as defined in the Agreement.

(b)	See Note (15) for additional information.

(c)	Represents the estimated closing transaction expenses, as defined in the Agreement and other legal and financial advisory fees paid at the time of closing.

(d)	Represents the estimated performance adjustment amount, as defined in the Agreement.

(e)	Represents estimated severance paid to Array associates that were terminated as a result of the transaction.

(f)	The unaudited pro forma condensed consolidated financial statements assumed that the acceleration of stock-based compensation awards would be settled in shares. The estimated tax payments were calculated based on a $70 stock price.

(g)	See Note (17) for additional information.

(h)	Represents the estimated closing Indebtedness, as defined in the Agreement.

(i)	See Note (7) for additional information.

(12)	As a result of the transaction, the Array Board of Directors declared a special dividend on August 1, 2025 of $23.00 per Common and Series A share to Array shareholders. The dividend will be paid on August 19, 2025. For purposes of the unaudited pro forma condensed consolidated financial statements, the dividend is presumed to have occurred as of March 31, 2025 and estimated to be $2,000 million. Based on TDS' 83% ownership of Array as of March 31, 2025, the noncontrolling interest share of the dividend is $334 million.

(13)	Concurrent with the execution of the Agreement, a Put/Call Agreement was executed whereby Array has the right to require the Buyer to purchase certain spectrum licenses and the Buyer has the right to require Array to sell the same spectrum licenses to the Buyer for an agreed upon price of approximately $106 million. The Put/Call Agreement has a term of one year from the Transaction close date. The net book value of such spectrum licenses is $106 million. This option is subject to future contingencies, and therefore, these spectrum licenses are not included in the pro forma adjustments and remain in Array's spectrum license balance after effecting the balance for pro forma adjustments.

(14)	As a result of the Transaction, TDS expects to incur lease abandonment costs.

(15)	The estimated reduction in debt levels due to the required repayments of certain Array bank debt upon the Transaction close date and required repayments of certain TDS bank debt following receipt of proceeds from the Array special dividend are reflected in the Transactions Adjustments column in the unaudited Pro Forma Condensed Consolidated Balance Sheet. The unamortized debt issuance costs related to the debt required to be repaid was $20 million as of March 31, 2025.

In addition, the Agreement provided that the Buyer conduct an exchange offer pursuant to which public holders of Array Senior Notes were offered the opportunity to exchange their Array debt for Buyer debt. The purchase price was further reduced by the amount of any debt so exchanged. The aggregate amount of Array debt that was subject to such exchange offer had a principal amount of $2,044 million and a weighted average interest rate of 6% as of March 31, 2025. The amount of debt exchanged for purposes of the unaudited pro forma condensed consolidated financial statements is included in the disposed operations and estimated to be $1,664 million, which represents the preliminary results of the exchange as of July 1, 2025. The unamortized discount and debt issuance costs related to the estimated exchanged debt was $47 million as of March 31, 2025. The disposed operations also include $4 million of finance leases.

(16)	Reflects the estimated tax liability due for the tax gain triggered by the sale of the Wireless Operations. The Transaction is treated as an asset sale for income tax purposes. The tax liability is computed assuming a sale as of March 31, 2025 and is based on a federal tax rate of 21% and an estimated state tax impact. The final tax consequences at closing may differ materially from this estimate.

(17)	Represents estimated associate-related liabilities as of March 31, 2025 that will be paid by Array following the close of the Transaction.

(18)	The assets conveyed to the Buyer, particularly fixed assets and wireless spectrum licenses, have lower tax basis than book basis due to historical bonus depreciation for tax purposes that exceeded book depreciation, and license amortization for tax purposes while licenses are indefinite-lived assets for book purposes. This adjustment represents the reversal of deferred tax liabilities on the net assets transferred to the Buyer, as well as utilization of carryforward tax attributes used to offset the gain and valuation allowance adjustments required to adjust to the revised deferred tax liability of the remaining business.

(19)	The MLA provides terms and conditions for the Buyer, at its option, to revert certain unwanted equipment back to Array and would make Array responsible for any decommissioning, remediation, restoration, or disposal costs of such assets. Array will record an estimated long-term liability associated with this provision at close of $66 million. Such liability will be offset to the loss on the transaction and has been reflected as a transaction adjustment in the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025.

The MLA also provides the Buyer, at its option over 30 months, to terminate leases of certain tower sites during a 30 month period following the Transaction close date. It is unknown whether such towers would be leased or sold to other third parties, or otherwise decommissioned. Array has recorded an asset retirement obligation related to these towers, but cannot reliably estimate what incremental future costs would be incurred to decommission such towers; therefore, there are no pro forma adjustments related to these incremental decommissioning costs.

(20)	Reflects the effect on Shareholders' equity of the adjustments described above. The Shareholders' equity for the disposed operations and the transaction adjustments include the estimated pre-tax loss on the Transaction, including exit costs, of $299 million. This estimate is based on the historical information as of March 31, 2025. The actual loss amount will be based on balances as of the Transaction close date and may differ materiality from this estimate. It is expected that additional exit and disposal costs, not reflected in the unaudited pro forma condensed consolidated financial statements, will be recorded as identified and incurred.

(21)	The transaction proceeds were allocated to entities with a noncontrolling interest. The adjustment reflects the noncontrolling interest portion of the gain on the transaction for those entities. TDS expects to make distributions to the minority-owned partners of these entities, which are not reflected in the unaudited pro forma condensed consolidated financial statements.